Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Board Change

LOS ANGELES, CA – (BUSINESS WIRE) – September 16, 2021 – Broadway Financial Corporation (“Broadway” or the “Company”) (NASDAQ Capital Market: BYFC), today announced that on September 15, 2021, Mr. Jack T. Thompson submitted his resignation from the Board of the Company and its subsidiary, City First Bank, National Association (“City First”) for personal professional reasons, effective at 5:00 pm Eastern Daylight Time on September 15, 2021.  The resignation was not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company's operations, policies, or practices.

Mr. Thompson joined the Board of Broadway and its then subsidiary bank, Broadway Federal Bank, f.s.b. (“BFB”), in January 2019.  Most recently he has been serving in various capacities on the Audit Committees and Corporate Governance Committees of the Company and City First, and the Risk and Compliance Committee of City First.  Prior to the merger of Broadway with CFBanc Corporation in April this year, he had served in various capacities on the Compensation and Benefits Committees and Corporate Governance Committees of the Company and BFB, as well as the Risk and Compliance Committee of BFB.

Mr. Thompson’s Board positions were set to expire in 2022.  The Company and City First expect to fill the vacancies resulting from his resignation after completion of a thorough search process by the Corporate Governance Committees of Broadway and City First.

Broadway’s Chairman, Wayne-Kent Bradshaw, commented, “Jack’s influence on Broadway goes far beyond his role as a director over the past three years.  He was instrumental in financing the Company’s recapitalization in 2013, representing Gapstow Capital Partners as the lead equity investor for that complex set of transactions, and helped engineer Gapstow’s additional commitment and support in 2014 by providing the majority of the equity capital needed for the restructuring of Broadway’s subordinated debentures.  Quite simply, the Company would not have been able to execute its turnaround and successful growth plans without Jack’s support and the capital provided by Gapstow.”

Chief Executive Officer, Brian Argrett, also commented, “Jack has been an important contributor to Broadway’s growth and success for over eight years.  We have valued his experience and insight into developments and trends within the community banking industry, and his professional approach throughout all of his activities for Broadway and through our transformational combination.  We wish him well in all his future endeavors.”

Mr. Thompson said, “I’m so proud of all that Broadway has accomplished and am excited to see where the combined CityFirstBroadway organization will go.  I am confident in this team and this board and pleased that I have been able to be a part of this journey.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Shareholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com

Media Relations
Gloria Nauden, VP Marketing & Communications, (202) 528-9005
gnauden@cityfirstbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”  “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time due to integration activities related to the merger; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that the we may not be able to successfully integrate the businesses of the pre-merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at https://www.broadwayfederalbank.com/financial-highlights and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this communication, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.